Exhibit 99.1

VIRGIN MEDIA REPORTS THIRD QUARTER 2008 RESULTS

London, England, November 6, 2008 – Virgin Media Inc. (NASDAQ: VMED) announces results for the quarter ended September 30, 2008.

Quarterly highlights

Financial

•    Revenue of £991m (Q3-07: £1,006m)

•    Cable segment Consumer revenue of £610m (Q3-07: £608m)

•    OCF of £325m (Q3-07: £342m)

•    Operating income of £49m (Q3-07: £47m)

Operational

•    Total RGU net adds of 185,200 (Q3-07: 186,700)

•     1,900 additional increase in reported RGUs from data cleanse (Q3-07: 4,200 increase)

•    On-net churn of 1.5% (Q3-07: 1.7%)

•    On-net customer net additions of 8,300 (Q3-07: 13,000)

•     9,100 additional decrease in reported customers from data cleanse (Q3-07: nil)

•    On-net broadband net additions of 68,700 (Q3-07: 115,800)

•     Customers taking top-tier broadband up 78% year-on-year

•    TV subscribers net additions of 37,800 (Q3-07: 20,400)

•    On-net telephony net additions of 15,400 (Q3-07: 1,300 net reduction)

•    Record VOD usage; 45m average monthly views (Q3-07: 23m)

•    Contract mobile net additions of 78,300 (Q3-07: 29,700)

•    On-net cable ARPU of £41.94 (Q3-07: £41.55)

•    Record triple-play penetration of 54.7% (Q3-07: 47.0%)

Neil Berkett, Chief Executive Officer of Virgin Media, said:

“These third quarter results represent another solid operational and financial performance as we continue to execute against our strategy. In particular, we have grown ARPU, churn remains lower than a year ago and our customers are buying more products from us than ever before.

In the face of a slowdown in the general economy, our business has shown good resilience and we are focused on keeping churn low, improving our operational execution and driving unnecessary costs and inefficiencies out of the business.

We continue to exploit our competitive advantages in leading next generation broadband in the UK and redefining the on-demand TV experience. Our fourth quarter will mark a major milestone as we launch our unrivalled 50Mb broadband service.”

Contacts

Investor Relations:

Richard Williams:	+44 (0) 20 7299 5479 / richard.williams@virginmedia.co.uk
Vani Bassi:	+44 (0) 20 7299 5353 / vani.bassi@virginmedia.co.uk

Media:

Tavistock
Matt Ridsdale:	+44 (0) 20 7920 3150
Lulu Bridges:	+44 (0) 20 7920 3150
Simon Hudson	+44 (0) 20 7920 3150

Conference call details

There will be a webcast and conference call for analysts and investors today at 9am ET / 2pm UK time.

The presentation can be accessed live via webcast on the Company’s website, www.virginmedia.com/investors.

Analysts and investors can dial in to the presentation by calling +1 866 966 5335 in the United States or  +44 (0) 20 3023 4472 for international access, passcode “Virgin Media Inc.” for all participants.

The teleconference replay will be available for one week beginning approximately two hours after the end of the call until Thursday, November 13, 2008.  The dial-in replay number for the US is: +1 866 583 1035 and the international dial-in replay number is: +44 (0) 20 8196 1998, passcode: 499513#.

Analyst and Investor Days

Virgin Media will be hosting two identical Analyst and Investor days in New York and London on November 11 and 13, 2008, respectively, to update investors on the Company’s strategy.  Presentations will be made by key members of Virgin Media’s senior management team, including Jim Mooney – Chairman, Neil Berkett – CEO, Charles Gallagher – Senior Vice President Finance, Mark Schweitzer – Chief Commercial Officer and Howard Watson – Chief Transformation and Technology Officer.

The presentations will take place in New York and London and both will be webcast live at www.virginmedia.com/investors and be available via a conference call facility.  Pre-registration is required. Please find full details on the Company’s website at www.virginmedia.com/investors.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Please refer to “Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995” on page 12 for a more detailed discussion regarding these forward-looking statements.

Note to the financial and operational results for the three months ended September 30, 2008

OCF is operating income before depreciation, amortization, goodwill impairment and restructuring and other charges and is a non-GAAP financial measure. Please see Appendix E for a reconciliation of non-GAAP financial measures to their nearest GAAP equivalents.

SUMMARY FINANCIAL RESULTS (unaudited)

	Q3 2008	Q2 2008	Q3 2007
	£m	£m	£m
Revenue
Cable
Consumer	610.3	610.3	607.7
Business	153.4	156.8	160.0
	763.7	767.1	767.7
Mobile	145.5	143.9	158.7
Content	81.9	79.5	79.8
Total Revenue	991.1	990.5	1,006.2
OCF	325.0	332.9	341.5
Operating income (loss)	48.6	(333.1)	46.7

Note

Our OCF and Operating income for Q3 2008 and Q3 2007 benefited from a number of items, as described in this release. Our Operating loss for Q2 2008 included a goodwill impairment charge of £366.2m in respect of our Mobile reporting unit.

GROUP RESIDENTIAL OPERATIONS STATISTICS (’000s)

	Q3 2008	Q2 2008	Q3 2007
Group RGUs
On-net TV	3,576.5	3,538.8	3,417.0
On-net Digital TV	3,407.9	3,353.5	3,167.0

Broadband
On-net	3,625.7	3,563.4	3,307.7
Off-net	260.1	272.7	282.3
	3,885.8	3,836.1	3,590.0
Telephone
On-net	4,078.6	4,063.5	3,992.5
Off-net	104.9	107.3	90.5
	4,183.5	4,170.8	4,083.0
Mobile
Contract	578.6	491.6	328.8

Total RGUs	12,224.4	12,037.3	11,418.8

Net RGU adds
On-net TV	37.8	24.8	20.4
On-net Digital TV	54.4	42.1	41.7

Broadband
On-net	68.7	54.6	115.8
Off-net	(12.6)	(6.8)	7.1
	56.1	47.8	122.9
Telephone
On-net	15.4	3.4	(1.3)
Off-net	(2.4)	4.9	15.0
	13.0	8.3	13.7
Mobile (1)
Contract	78.3	55.9	29.7

Net RGU adds	185.2	136.8	186.7

Data cleanse - Residential Cable Operations (2)	(6.8)	5.3	—
Data cleanse - Mobile Operations (3)	8.7	—	—

Total increase in RGUs in period	187.1	142.1	186.7

Notes

(1)	The operating statistics relating to prepay mobile are included within Mobile Operations Statistics.
(2)

Data cleanse activity in our Residential Cable Operations with respect to August and September of Q3-08 resulted in a decrease in reported customer numbers of 9,100 and a decrease in reported RGUs of 6,800, comprised of decreases of approximately 6,400 Broadband, 300 Telephone and 100 Television RGUs. Data cleanse activity reported with respect to Q2-08 resulted in a decrease in reported customer numbers of 18,900 and an increase in reported RGUs of 5,300, comprised of an increase of approximately 6,500 Broadband RGUs and decreases of approximately 300 Telephone and 900 Television RGUs. These Q2-08 figures included a 4,600 decrease in reported customer numbers and a 9,200 decrease in reported RGUs relating to data cleanse activity in July 2008. The Net RGU adds above exclude the impact of the data cleanse increases/decreases in order to show the true organic growth or decline.

(3)	Data cleanse activity in our Mobile Operations with respect to Q3-08 resulted in an increase in reported Contract mobile customer numbers as disclosed above.

OVERVIEW

This year our top priority is to build a robust platform for medium and long term growth.  We are strengthening our existing customer base by focusing on getting the fundamentals right and are beginning to exploit the superior capabilities of our network in order to differentiate ourselves from our competitors. We have also begun to improve the underlying economic value of the business by reducing costs and inefficiencies. Today’s third quarter results show solid progress operationally and financially against our strategy.

Operationally, reducing customer churn remains a key focus and it remained low this quarter at 1.5%, compared to 1.7% in the same quarter last year. We have continued to focus on RGU growth which feeds through into low churn, and on cross-sell and up-sell, with triple-play now at a record 54.7%. We have also seen net customer growth due to a strong sequential improvement in gross additions. The percentage of customers on our top two 10Mb and 20Mb broadband tiers continued to grow, illustrating the very real demand from our customers for top broadband speeds. A combination of price rises and our focus on cross-sell and up-sell has led to ARPU growth this quarter.

Our key strategic objectives are to lead the next generation broadband market in speed and quality and to redefine the mid-market TV experience through video-on-demand (“VOD”). In broadband, our 4Mb to 10Mb speed upgrade program is now complete, we have launched mobile broadband and we are on track to launch 50Mb in the fourth quarter. Despite a slowdown in the overall market, we have seen solid broadband net additions and improved tier mix.

Turning to TV, we are delighted to carry BBC iPlayer on our platform, which achieved 11.7m views on our platform in September.  We are the only TV platform in the UK to carry this service and believe this substantially improves our TV offering.  We have announced the return of the Sky basic channels to our platform and significantly enhanced the terms for the carriage of our channels on the Sky platform, in each case from November 13, 2008. The additional channels will improve our TV offering for new and existing customers.

Within Mobile, we have enjoyed record success in the quarter in growing our contract mobile base, mainly through cross-sell to our cable customers.

The broader economic environment in the UK has become more challenging and we have seen some impact on gross customer additions. However, our business is showing good resilience as we successfully target churn, drive further efficiencies across the Group and enhance our compelling product suite.

RESULTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2008

TOTAL REVENUE

Total revenue in the third quarter was £991.1m (Q2-08: £990.5m; Q3-07: £1,006.2m). The year-on-year decrease was due to reduced Mobile and Business revenue, partially offset by growth in Consumer and Content revenue.

CABLE SEGMENT REVENUE

Consumer

Consumer revenue in the third quarter was £610.3m (Q2-08: £610.3m; Q3-07: £607.7m). Revenue grew year-on-year mainly due to an increase in Cable ARPU as discussed below.

As a result of the migration of our consumer on-net billing systems earlier this year, there was a further data cleanse recognized in the quarter which resulted in a decrease in reported customer numbers of 9,100 and on-net RGUs of 6,800. All net additions/disconnections figures in the following discussion exclude the impact of the data cleanse so that we are showing the true organic growth or decline.

On-net cable RGU net additions were 121,900 in the quarter (Q2-08: 82,800; Q3-07: 134,900). The sequential increase was due to improved growth in all three products. The year-on-year decrease in net additions was due to slower broadband growth, partially offset by improved TV and telephony growth.

Average monthly churn was 1.5% (Q2-08: 1.3%; Q3-07: 1.7%). We believe this year-on-year improvement partly reflects a range of operational improvements that we have made over the last year. Gross customer disconnections of 206,300 in the quarter were down 15% from the same quarter last year. Churn was up sequentially, as expected, mainly due to the usual seasonal increase in mover churn.

Gross on-net customer additions in the third quarter were 214,600, up 28% compared to the previous quarter. Gross on-net customer additions were down by 16% on the same quarter last year. We believe this partly reflects the focus on better quality gross additions and our priority of reducing churn, along with the probable impact of a softer macroeconomic environment.  As a result, the on-net customer base was 4.7m at the quarter-end, with net additions of 8,300 in the quarter.

Cable ARPU increased sequentially and year-on-year to £41.94 (Q2-08: £41.63; Q3-07: £41.55) due to selective price rises and successful upsell and cross-sell, partly offset by declining fixed telephony usage and selective discounting.

Successful bundling and cross-sell was reflected in continued growth in triple-play penetration, which reached a record 54.7% at the quarter-end compared to 47.0% a year ago. Cable RGUs per customer also grew to 2.38 from 2.26 a year ago.

Broadband (On-net)

Broadband net additions were 68,700 (Q2-08: 54,600; Q3-07: 115,800). Net additions were up sequentially due to higher gross additions. They were down year-on-year due to lower gross additions, partially offset by lower churn. We believe gross additions were down partly due to slower growth in the overall broadband market.

Our increased focus on up-sell has improved the tier mix and the number of subscribers on our top 20Mb “XL” tier has increased by 78% in the last twelve months. The upgrading of our 4Mb “L” tier to 10Mb is also contributing to an improved mix with the number of “L” subscribers having grown by 17% year-on-year. The percentage of our broadband customers in the “L” and “XL” tiers is now 19% and 10%, respectively. Tier mix has also benefited from our offer of free wireless routers for higher tier customers, which provides an additional incentive to upgrade.

Broadband remains our premier product where our superior network differentiates us from our DSL competitors. We are fully focused on maximizing the potential of our cable network to improve the consumer experience and plan to launch a 50Mb broadband service by the end of the year. Once this is launched, we will have four tiers of broadband service at 2Mb, 10Mb, 20Mb and 50Mb, with top headline speeds and quality of service well ahead of our DSL competitors.

Television

Total TV net additions were 37,800 in the quarter (Q2-08: 24,800; Q3-07: 20,400).

Customers are increasingly using our VOD services. On a monthly basis, 1.7m of our digital TV customers are now using VOD, representing a reach of 49%. Average views per user per month in the quarter were 27 compared to 17 a year ago. Average monthly views were 45m in the quarter, up 17% on the previous quarter and up 95% on the same quarter last year.

Virgin Media is currently undertaking its first ever advertising trial on its VOD platform. Advertisements from leading brands including Kelloggs, John Lewis and Royal Mail, are being broadcast around selected on-demand programs from Virgin Media TV, Channel 4 and Warner TV. The three-month trial is taking place across North London.

During the quarter, we added 43,800 V+ DVR subscribers to reach an installed base of 468,700. This represents a penetration level of just 14% of our digital subscribers and so the growth opportunity remains strong. In addition, based on our experience, VOD subscribers and V+ DVR users are less likely to churn.

We have reached an agreement with BSkyB for the return of its basic channels to our platform for a license fee of £30m per annum, plus a capped performance-based adjustment (allowing for maximum additional payments of £6m and £8m in years one and two, respectively, and £7.9m in the final seven months of the term). These channels, which include Sky1, Sky2, Sky3, Sky News, Sky Sports News, Sky Arts 1, Sky Arts 2, Sky Real Lives and Sky Real Lives 2 will be available on our platform from November 13, 2008 and will increase the attractiveness of our TV offerings for new and existing customers. The new carriage agreement expires in June 2011.

Telephony (On-net)

Telephony net additions of 15,400 (Q2-08: 3,400; Q3-07: 1,300 net disconnects) were positive for the fourth successive quarter following six quarters of subscriber losses, and showed a large improvement on both the previous quarter and previous year. This was driven by our successful bundling of telephony with our broadband and TV products at the point of sale, along with continued cross-selling and reduced churn.

Off-net

Consumer off-net revenue, which is included in total consumer revenue, was £14.9m (Q2-08: £15.6m; Q3-07: £17.3m). At the quarter-end, we had 260,100 off-net broadband subscribers, with a decrease of 12,600 in the quarter. The number of off-net telephony subscribers decreased by 2,400 during the quarter and we now have a base of 104,900. Subscriber growth was negative, partially due to the migration of billing systems which delayed the introduction of new offerings until mid-September in an increasingly competitive market.

Business

Business revenue was £153.4m (Q2-08: £156.8m; Q3-07: £160.0m) with both the sequential and year-on-year revenue decline due to lower retail voice, wholesale and other retail revenue, partially offset by growth in retail data revenue.

Consistent with our strategy to replace declining voice revenue with data revenue, we continue to experience a shift in the mix of retail revenue from voice to data. Retail data revenue was greater than retail voice revenue for the first time ever in the third quarter. Retail data revenue was £49.3m (Q2-08: £46.8m; Q3-07: £43.3m).  Retail voice revenue was £47.5m (Q2-08: £47.7m; Q3-07: £53.4m).

Other retail revenue in the quarter was £13.6m (Q2-08: £17.5m; Q3-07: £17.7m). The majority of this revenue is from infrastructure projects which are non-recurring in nature. Our largest infrastructure project is the provision of telecoms network equipment for the new Terminal 5 at Heathrow airport, which contributed £3.8m of revenue in the third quarter compared to £6.4m in the previous quarter and £8.2m in the same quarter last year as the contract is coming to an end. However, this contract operates at a very low margin and, consequently, it does not have a significant impact on Cable OCF.

Wholesale revenue in the quarter was £43.0m (Q2-08: £44.8m; Q3-07: £45.6m). Revenue was down both quarter-on-quarter and year-on-year due to a reduction in voice traffic, ISP subscriber base and contract decline in mobile accounts.

Cable OCF

Cable OCF in the quarter was £301.7m (Q2-08: £298.3m; Q3-07: £303.5m). Cable OCF was up slightly from the previous quarter mainly due to reduced operating costs, partially offset by higher SG&A. Cable operating costs were down due to lower network operating costs, which benefited from certain reductions in utilities and property costs which we believe are non-recurring in nature, lower voice interconnect costs and lower cost of sales with respect to Business infrastructure revenues.

SG&A was up partially due to higher marketing and sales acquisition costs.

Cable OCF in the same quarter last year benefited from a number of items, including a reduction in Consumer bad debt expense due to operational improvements in our billing and collections resulting from the integration of our systems and processes, lower incentive-based compensation expense relating to a revision to our expected Company incentive scheme payments and lower stock-based compensation expense, primarily due to stock and option forfeitures.

Cable OCF as a percentage of Cable revenue (Cable OCF margin) was 39.5% (Q2-08: 38.9%; Q3-07: 39.5%).

MOBILE SEGMENT

Mobile Revenue

Mobile revenue in the quarter was £145.5m (Q2-08: £143.9m; Q3-07: £158.7m), comprising £139.9m service revenue (Q2-08: £139.3m; Q3-07: £147.3m) and £5.6m equipment revenue (Q2-08: £4.6m; Q3-07: £11.4m).

The sequential service revenue increase was mainly due to growth in the number of higher Mobile ARPU contract subscribers partially offset by a reduction in prepay subscribers. The year-on-year decrease in service revenue was mainly due to a reduction in prepay subscribers and Mobile ARPU, partially offset by growth in the number of higher Mobile ARPU contract subscribers.

There was a data cleanse recognized in the quarter which resulted in an increase in reported contract and prepay customer numbers of 8,700 and 6,800 respectively. All net additions/disconnections figures in the following discussion exclude the impact of the data cleanse so that we are showing the true organic growth or decline.

Contract net additions in the quarter were a record 78,300 (Q2-08: 55,900; Q3-07: 29,700) as we continued to successfully execute our strategy of using our own sales channels and cross-selling mobile contracts to our Virgin Media cable customers. At the quarter-end, we had 578,600 contract customers representing 14% of total mobile customers, and showing growth of 76% in the last twelve months.

Prepay net disconnections in the quarter were 117,300 (Q2-08: 190,100 net disconnects; Q3-07: 13,800 net disconnects). The sequential improvement is due to both an increase in gross connections and reduced churn. The year-on-year decline is because we have not elected to focus on the low price handset end of the prepay market, because that end of the market tends to have higher churn and lower profitability, resulting in lower gross connections. We aim to attract and retain higher value longer term customers to improve Mobile ARPU and profitability.

Overall Mobile ARPU for the quarter was £10.93 (Q2-08: £10.65; Q3-07: £11.11), up sequentially mainly due to an improved mix of higher value contract customers.  ARPU is down year-on-year due to both lower contract and prepay ARPU.

We have agreed new terms with our mobile network provider, T-Mobile, which reduce the wholesale rates we pay for voice and data traffic, retroactive to January 1, 2008 for voice and to April 1, 2008 for data. As a result of the new terms, we launched a complementary mobile broadband proposition in October 2008 and as of November 5, 2008, we had approximately 2,000 mobile broadband subscribers. We see mobile broadband as being an attractive product to bundle with our fixed line broadband products. The new wholesale rates mean we should be able to price more competitively in the growing mobile data usage market, which should be more attractive for higher value customers.

Mobile OCF

Mobile OCF was £28.1m in the quarter (Q2-08: £35.5m; Q3-07: £31.5m). Mobile OCF was down compared to the previous quarter. This was partly due to the fact that second quarter Mobile OCF benefited from six months of lower wholesale rates, whereas the third quarter only benefited from three months. Mobile OCF also fell due to increased advertising expense and increased acquisition costs resulting from higher gross additions. Mobile OCF was down compared to the same quarter last year mainly due to lower revenue.

Mobile OCF as a percentage of Mobile revenue (Mobile OCF margin) was 19.3% (Q2-08: 24.7%; Q3-07: 19.8%).

CONTENT SEGMENT

Content Revenue

The Content segment consists of VMtv and Sit-up.

Total Content segment revenue, after inter segment elimination, was £81.9m (Q2-08: £79.5m; Q3-07: £79.8m), comprising £30.9m (Q2-08: £28.3m; Q3-07: £27.0m) from VMtv and £51.0m (Q2-08: £51.2m; Q3-07: £52.8m) from Sit-up. VMtv sells channels to and receives subscriptions from the Virgin Media Cable segment. As a result, for consolidation purposes, £6.4m of inter segment revenue has been eliminated in the quarter.

VMtv revenue was up compared to the same quarter last year due to the successful resolution of a dispute allowing us to recognize £4.3m of advertising revenue that was previously unrecognized.

We have signed a new carriage agreement with BSkyB for continued and extended carriage of our VMtv channels on its satellite platform, effective from November 13, 2008.  The new agreement provides for a license fee of £30m, plus a capped performance-based adjustment (allowing for maximum additional payments of £6m and £8m in years one and two, respectively, and £7.9m in the final seven months of the term).   We expect this agreement to result in increased payments for our VMtv channels of at least £24m per year.  The new carriage agreement expires in June 2011.

Sit-up revenue was flat on the previous quarter, but down 3.4% compared to the same quarter last year due to the impact of a downturn in retail consumer spending.

In September 2008, our Sit-up business received notification that one of its two licenses to broadcast over free-to-air digital terrestrial television (Freeview) would not be renewed in January 2009.  In the fourth quarter, management is reviewing the implications of this development on our business model and considering alternative courses of action.

Content OCF

Content segment OCF in the quarter, before inter segment elimination, was negative £4.8m (Q2-08: negative £0.9m; Q3-07: £6.5m). Content OCF was down year-on-year due partly to higher programming costs for the Virgin1 channel (launched on October 1, 2007). Also, while the current quarter benefited from the recognition of the £4.3m advertising revenue referred to above, there were also benefits in the third quarter last year. These were gains from the settlement of long standing contractual issues along with benefits from lower incentive-based compensation expense resulting from a revision to the Company’s incentive scheme payments.

UKTV JOINT VENTURE

Virgin Media owns 50% of the companies that comprise UKTV, a group of joint ventures formed with BBC Worldwide. UKTV produces a portfolio of television channels based on the BBC’s program library and other acquired programming, which are carried on Virgin Media’s cable platform and also on satellite. Some channels are also available on Freeview. In October, UKTV launched a new channel, “Watch”, on cable and satellite platforms.  UKTV also rebranded its other entertainment channels, changing UKTV Gold to “G.O.L.D. (Go On, Laugh Daily)” and UKTV Drama to “Alibi”, to make them more meaningful to their audiences and to drive increased commercial impact delivery.

Virgin Media accounts for its interest in UKTV under the equity method and recognized a share of UKTV’s net income of £3.2m in the quarter (Q2-08: £5.0m; Q3-07: £5.9m). UKTV’s financial results are not consolidated in Virgin Media’s revenue, operating income or OCF.

UKTV is funded by loans from Virgin Media, which totaled £136.3m at September 30, 2008. These loans effectively act as a revolving facility for UKTV. Virgin Media received cash payments from UKTV in the form of loan capital net repayments of £10.0m for the third quarter and £10.5m for the year-to-date. Virgin Media also received cash payments from UKTV in the quarter totaling £5.4m and in the year-to-date totaling £15.2m, which consisted of dividends, interest payments and payments for consortium tax relief.

Virgin Media’s investment in UKTV is carried on the balance sheet at September 30, 2008 at £365.4m, which includes the outstanding loans of £136.3m.

OPERATING COSTS (EXCLUSIVE OF DEPRECIATION AND AMORTIZATION)

Operating costs (exclusive of depreciation and amortization) were £436.6m in the quarter (Q2-08: £434.9m; Q3-07: £454.0m). Operating costs were down year-on-year due to lower Cable and Mobile operating costs, partially offset by higher Content operating costs. Cable operating costs were down due to lower network operating costs, which benefited from certain reductions in utilities and property costs which we believe are non-recurring in nature, lower voice interconnect costs and lower cost of sales with respect to Business infrastructure revenues. Mobile operating costs were down, mainly due to lower revenue and the new agreement with T-Mobile. Content operating costs were up due partly to higher programming costs for the Virgin1 channel (launched on October 1, 2007).

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (SG&A)

SG&A was £229.5m in the quarter (Q2-08: £222.7m; Q3-07: £210.7m). SG&A costs were up sequentially mainly due to higher Cable and Mobile SG&A. SG&A costs were up year-on-year mainly due to higher Cable SG&A. Mobile SG&A increased due to higher marketing expenses and higher employee incentive expenses.

Cable SG&A was up sequentially by £4.3m partially due to higher marketing and sales acquisition costs.

Cable SG&A was up year-on-year by £12.7m mainly due to the third quarter last year benefiting from a number of items including a reduction in Consumer bad debt expense due to operational improvements in our billing and collections resulting from the integration of our systems and processes, lower incentive-based compensation expense relating to a revision to our expected Company incentive scheme payments and lower stock-based compensation expense primarily due to stock and option forfeitures.

OPERATING INCOME BEFORE DEPRECIATION, AMORTIZATION, GOODWILL IMPAIRMENT AND RESTRUCTURING AND OTHER CHARGES (OCF)

OCF was £325.0m in the quarter (Q2-08: £332.9m; Q3-07: £341.5m). The sequential decrease was mainly due to the increase in Cable OCF being offset by reduced Mobile and Content OCF as discussed above.

The decrease in OCF compared to the same quarter last year was mainly due to the third quarter last year benefiting from a number of items. As a result, our Company incentive scheme expense was £12.8m higher and our stock based compensation expense was £5.5m higher in the third quarter of 2008 as compared to the same quarter last year.

OCF as a percentage of revenue (OCF margin) was 32.8% (Q2-08: 33.6%; Q3-07: 33.9%).

OCF is a non-GAAP financial measure. See Appendix E for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

OPERATING INCOME (LOSS)

Operating income was £48.6m (Q2-08: £333.1m loss; Q3-07: £46.7m) with the sequential improvement reflecting the goodwill impairment charge relating to our Mobile segment that was incurred in the second quarter.

Depreciation was £214.3m (Q2-08: £230.2m; Q3-07: £225.7m) with the reductions due mainly to fixed assets becoming fully depreciated, partially offset by increases in depreciation in respect of new fixed assets.

Amortization expense was £66.1m (Q2-08: £71.3m; Q3-07: £78.0m) with the sequential decline due to the cessation of amortization of certain intangible assets that became fully amortized during the period. The year-on-year decline was also due to the cessation of amortization of certain intangible assets, partially offset by an increased expense related to the reduction in the remaining useful economic life of certain intangible assets effective January 1, 2008.

NET LOSS

Net loss was £120.8m (Q2-08: £447.2m; Q3-07: £61.0m). The sequential decrease was due to the non-cash goodwill impairment charge of £366.2m relating to the annual impairment review of our Mobile segment that was recognized in the second quarter. Following the completion of our valuation of the individual assets and liabilities within the Mobile reporting unit during the current quarter we have recognized an adjustment to the goodwill impairment of £4.0m and consequently the goodwill impairment charge for the nine months ended September 30, 2008 relating to our Mobile reporting unit was £362.2m.

The year-on-year increase in net loss is mainly due to an unfavorable foreign exchange movement on the value of our $1 billion Convertible Senior Notes for which the principal is unhedged. This is a non-cash item. All of our other foreign currency debt balances are fully hedged for foreign exchange exposure.

CAPITAL EXPENDITURE

Fixed asset additions (accrual basis) were £146.6m for the quarter (Q2-08: £155.7m; Q3-07: £128.2m).

Fixed asset additions (accrual basis) are up year-on-year mainly due to increased scaleable infrastructure costs relating to broadband speed upgrades.

The total purchase of fixed assets and intangible assets was £107.3m in the third quarter (Q2-08: £108.3m; Q3-07: £137.8m).

Fixed asset additions (accrual basis) is a non-GAAP financial measure. See Appendix E for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

DEBT

As of September 30, 2008, long term debt (net of £38m current portion) was £6,160m. This consisted of £4,357m outstanding under our Senior Credit Facility, £1,100m of Senior Notes, £562m of Convertible Senior Notes and £141m of capital leases and other indebtedness. Cash and cash equivalents were £521m.

Cash interest paid (exclusive of amounts capitalized) was £86.2m in the quarter and £455.8m for the last twelve months.

Interest expense in the third quarter was £122.7m (Q2-08: £121.6m; Q3-07: £127.9m). Interest expense was lower than the same quarter last year due mainly to savings following voluntary prepayments of £704m of certain loan obligations, and a lower interest rate on Tranche A bank debt due to a lower leverage ratchet, partially offset by the interest charge on the $1 billion new Convertible Senior Notes issued in April 2008.

On November 3, 2008, Virgin Media announced that the Agent under its senior credit facility had informed the Company that it had received sufficient votes from senior lenders to amend the senior credit facility to, among other things, (i) subject to the repayment condition described below, defer the remaining principal payments due to consenting lenders under the A tranches to June 2012, through the transfer of those lenders’ participations to new A tranches, and (ii) suspend the right of consenting lenders under the B tranches to receive a pro rata share of prepayments until the outstanding amounts owed to all A lenders and non-consenting B lenders are repaid in full, through the transfer of those lenders’ participations to new B tranches which do not have the right to pro rata prepayments.  The Agent has also informed the Company that lenders who represent over 70% of the A tranches and over 80% of the B tranches have individually agreed to move into the new tranches with modified payment terms.  Virgin Media expects the amendments to be signed and become effective shortly.

The changes to the repayment schedule under the new A tranches will only become effective after Virgin Media has made payments of 20% (£416m) of the current outstandings under the A tranches.  The Company will have six months, subject to a further three-month extension option (exercisable at a cost of up to approximately £1.5 million) to satisfy this repayment condition.  Virgin Media must also make simultaneous payments (totaling approximately £77m) to those B lenders who have not consented to suspend their pro rata right to prepayments when it makes repayments under the A tranches.

As a result of these amendments, and assuming (i) satisfaction of the repayment condition by prepayment of 20% of outstanding amounts owed to all A lenders and to non-consenting B lenders and (ii) transfers into the new tranches at the minimum levels notified by the Agent (70% of the A tranches and 80% of the B tranches), Virgin Media’s revised amortization schedule under its senior credit facility would be as follows: March 2010 - £34m, September 2010 - £174m, March 2011 - £290m, June 2012 - £1,162m, September 2012 - £1,904m, March 2013 - £300m.  The lenders under the new A tranches will receive a margin increase of 1.375%, with effect from the satisfaction of the repayment condition, and the lenders under the new B tranches will receive a margin increase of 1.5%, effective immediately.  Additionally, Virgin Media will pay up to £70m in fees in connection with the amendments, some of which is payable only upon satisfaction of the repayment condition.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements. These factors, among others, include: (1) the ability to compete with a range of other communications and content providers; (2) the ability to manage customer churn; (3) the continued right to use the Virgin name and logo; (4) the ability to maintain and upgrade our networks in a cost-effective and timely manner; (5) possible losses in revenues due to systems failures; (6) the ability to provide attractive programming at a reasonable cost; (7) the ability to control unauthorized access to our network; (8) the effect of technological changes on our businesses; (9) the reliance on single-source suppliers for some equipment, software and services and third party distributors of our mobile services; (10) the ability to achieve our business plans; (11) the ability to fund debt service obligations through operating cash flow; (12) the ability to obtain additional financing in the future and react to competitive and technological changes; (13) the ability to comply with restrictive covenants in our indebtedness agreements; (14) the extent to which our future cash flow will be sufficient to cover our fixed charges; and (15) general economic conditions.

These and other factors are discussed in more detail under “Risk Factors” and elsewhere in Virgin Media’s Form 10-K filed with the SEC on February 29, 2008, as amended, and our Forms 10-Q filed with the SEC on May 8, 2008 and August 7, 2008. We assume no obligation to update our forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Non-GAAP Financial Measures

We use non-GAAP financial measures with a view to providing investors with a better understanding of the operating results and underlying trends to measure past and future performance and liquidity.

We evaluate operating performance based on several non-GAAP financial measures, including (i) operating income before depreciation, amortization, goodwill impairment and restructuring and other charges (OCF), and (ii) fixed asset additions (accrual basis), as we believe these are important measures of the operational strength of our business and our liquidity. Since these measures are not calculated in accordance with GAAP, they should not be considered as substitutes for operating income (loss) and purchase of fixed assets and purchase of intangible assets, respectively.

Please see Appendix E for a discussion of our use of non-GAAP financial measures and reconciliations to their nearest GAAP equivalents.

Appendices

A)	Financial Statements
	•	Condensed Consolidated Statements of Operations
	•	Condensed Consolidated Balance Sheets
	•	Condensed Consolidated Statements of Cash Flows
	•	Quarterly Condensed Consolidated Statements of Operations
	•	Additional Quarterly Condensed Cash Flow Information
B)	Group Residential Operations Statistics
C)	Segmental Analysis
D)	Fixed Asset Additions (Accrual Basis)
E)	Use of Non-GAAP Financial Measures and Reconciliations to GAAP

Appendices

A)    FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in £ millions, except share and per share data) (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Revenue	£991.1	£1,006.2	£2,983.4	£3,023.1
Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	436.6	454.0	1,331.9	1,338.4
Selling, general and administrative expenses	229.5	210.7	669.4	722.2
Restructuring and other (income) charges	—	(8.9)	2.9	5.8
Depreciation	214.3	225.7	676.0	689.4
Amortization	66.1	78.0	230.1	232.9
Goodwill impairment	(4.0)	—	362.2	—
Total costs and expenses	942.5	959.5	3,272.5	2,988.7
Operating income (loss)	48.6	46.7	(289.1)	34.4

Other income (expense)
Interest income and other, net	8.1	10.8	22.0	25.6
Interest expense	(122.7)	(127.9)	(367.7)	(374.5)
Share of income from equity investments	2.1	6.0	11.1	18.5
Foreign currency (losses) gains	(104.7)	2.2	(129.7)	7.8
Loss on extinguishment of debt	—	—	(5.6)	(1.1)
Gains (losses) on derivative instruments	48.0	0.8	79.1	(0.7)
Loss before income taxes and minority interest	(120.6)	(61.4)	(679.9)	(290.0)
Income tax benefit (expense)	—	0.4	7.9	(10.3)
Minority interest	(0.2)	—	(0.4)	—
Net loss	£(120.8)	£(61.0)	£(672.4)	£(300.3)

Basic and diluted net loss per share	£(0.37)	£(0.19)	£(2.05)	£(0.92)

Dividends per share (in U.S. Dollars)	$0.04	$0.04	$0.12	$0.09

Average number of shares outstanding	328.1	326.4	328.1	325.4

CONDENSED CONSOLIDATED BALANCE SHEETS

(in £ millions)

	September 30,	December 31,
	2008	2007
	(Unaudited)	(See Note)
Assets
Current assets
Cash and cash equivalents	£521.4	£321.4
Restricted cash	6.0	6.1
Accounts receivable - trade, less allowances for doubtful accounts of £18.4 (2008) and £19.5 (2007)	446.6	455.6
Inventory	104.9	75.4
Prepaid expenses and other current assets	164.1	94.8
Total current assets	1,243.0	953.3

Fixed assets, net	5,418.4	5,655.6
Goodwill and other indefinite-lived intangible assets	2,120.9	2,488.2
Intangible assets, net	591.3	816.7
Equity investments	365.4	368.7
Other assets, net of accumulated amortization of £61.2 (2008) and £45.0 (2007)	230.5	183.6
Total assets	£9,969.5	£10,466.1

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	£384.8	£372.9
Accrued expenses and other current liabilities	490.0	406.2
VAT and employee taxes payable	58.3	86.1
Restructuring liabilities	53.8	89.6
Interest payable	168.8	172.5
Deferred revenue	262.0	250.3
Current portion of long term debt	37.9	29.1
Total current liabilities	1,455.6	1,406.7

Long term debt, net of current portion	6,160.4	5,929.4
Deferred revenue and other long term liabilities	128.7	238.5
Defered income taxes	83.7	81.0
Total liabilities	7,828.4	7,655.6
Commitments and contingent liabilities
Minority interest	0.4	—
Shareholders’ equity
Common stock - $.01 par value; authorized 1,000.0 (2008 and 2007) shares; issued 329.0 (2008) and 328.9 (2007) and outstanding 328.1 (2008) and 327.5 (2007) shares	1.8	1.8
Additional paid-in capital	4,348.9	4,335.9
Accumulated other comprehensive income	158.6	148.6
Accumulated deficit	(2,368.6)	(1,675.8)
Total shareholders’ equity	2,140.7	2,810.5
Total liabilities and shareholders’ equity	£9,969.5	£10,466.1

Note: The balance sheet at December 31, 2007 has been derived from the audited financial statements at that date.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in £ millions) (unaudited)

	Nine months ended September 30,
	2008	2007
Operating activities
Net loss	£(672.4)	£(300.3)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	906.1	922.3
Goodwill impairment	362.2	—
Non-cash interest	(1.7)	(29.8)
Non-cash compensation	12.5	14.1
Income from equity accounted investments, net of dividends received	(3.7)	(12.5)
Income taxes	(4.3)	12.7
Amortization of original issue discount and deferred financing costs	16.3	17.3
Unrealized foreign currency losses (gains)	117.7	(0.4)
Loss on extinguishment of debt	5.6	1.1
(Gains) losses on derivative instruments	(76.9)	0.7
Other	(0.1)	(2.8)

Changes in operating assets and liabilities	(72.9)	(179.5)

Net cash provided by operating activities	588.4	442.9

Investing activities
Purchase of fixed and intangible assets	(340.6)	(424.0)
Principal repayments on loans to equity investments	10.1	14.5
Acquisitions, net of cash acquired	—	(1.0)
Other	1.6	6.4
Net cash used in investing activites	(328.9)	(404.1)

Financing activities
New borrowings, net of financing fees	493.4	874.5
Proceeds from employee stock option exercises	0.6	11.4
Principal payments on long term debt and capital leases	(533.2)	(961.6)
Dividends paid	(20.4)	(14.8)
Net cash used in financing activities	(59.6)	(90.5)

Effect of exchange rate changes on cash and cash equivalents	0.1	(2.8)

Increase (decrease) in cash and cash equivalents	200.0	(54.5)
Cash and cash equivalents, at beginning of period	321.4	418.5
Cash and cash equivalents, at end of period	£521.4	£364.0

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	£349.7	£380.8

QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in £ millions, except share and per share data) (unaudited)

	Three months ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2008	2008	2008	2007	2007
Revenue	£991.1	£990.5	£1,001.8	£1,050.6	£1,006.2

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	436.6	434.9	460.4	491.6	454.0
Selling, general and administrative expenses	229.5	222.7	217.2	238.0	210.7
Restructuring and other (income) charges	—	(1.7)	4.6	22.9	(8.9)
Depreciation	214.3	230.2	231.5	235.5	225.7
Amortization	66.1	71.3	92.7	80.4	78.0
Goodwill impairment	(4.0)	366.2	—	—	—
Total costs and expenses	942.5	1,323.6	1,006.4	1,068.4	959.5
Operating income (loss)	48.6	(333.1)	(4.6)	(17.8)	46.7

Other income (expense)
Interest income and other, net	8.1	7.6	6.3	(6.1)	10.8
Interest expense	(122.7)	(121.6)	(123.4)	(139.7)	(127.9)
Share of income (loss) from equity investments	2.1	3.9	5.1	(0.8)	6.0
Foreign currency (losses) gains	(104.7)	3.4	(28.4)	(2.7)	2.2
Loss on extinguishment of debt	—	(5.6)	—	(2.1)	—
Gains (losses) on derivative instruments	48.0	(2.3)	33.4	(1.8)	0.8
Loss before income taxes and minority interest	(120.6)	(447.7)	(111.6)	(171.0)	(61.4)
Income tax benefit	—	0.6	7.3	7.8	0.4
Minority interest	(0.2)	(0.1)	(0.1)	—	—
Net loss	£(120.8)	£(447.2)	£(104.4)	£(163.2)	£(61.0)

Basic and diluted net loss per share	£(0.37)	£(1.36)	£(0.32)	£(0.50)	£(0.19)

Average number of shares outstanding	328.1	328.1	327.8	327.4	326.4

ADDITIONAL QUARTERLY CONDENSED CASH FLOW INFORMATION

(in £ millions) (unaudited)

	Three months ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2008	2008	2008	2007	2007
Operating activities
Net loss	£(120.8)	£(447.2)	£(104.4)	£(163.2)	£(61.0)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	280.4	301.5	324.2	315.9	303.7
Goodwill impairment	(4.0)	366.2	—	—	—
Non-cash interest	28.1	(6.9)	(22.9)	25.4	35.6
Non-cash compensation	5.3	5.1	2.1	3.4	(0.2)
Income from equity accounted investments, net of dividends received	1.3	(0.6)	(4.4)	1.7	(3.3)
Income taxes	1.8	0.2	(6.3)	1.6	—
Amortization of original issue discount and deferred financing costs	5.4	5.4	5.5	5.8	5.7
Unrealized foreign currency losses (gains)	96.0	(5.2)	26.9	(2.3)	0.8
Loss on extinguishment of debt	—	5.6	—	2.1	—
(Gains) losses on derivative instruments	(52.8)	9.3	(33.4)	1.8	(0.8)
Other	0.4	(0.6)	0.1	13.5	(2.8)

Changes in operating assets and liabilities	(31.5)	40.7	(82.1)	62.2	(55.9)
Net cash provided by operating activities	209.6	273.5	105.3	267.9	221.8

Investing activities
Purchase of fixed and intangible assets	(107.3)	(108.3)	(125.0)	(112.2)	(137.8)
Principal repayments (drawdowns) on loans to equity investments	9.5	5.5	(4.9)	1.9	8.3
Other	—	1.3	0.3	4.6	4.3
Net cash used in investing activites	(97.8)	(101.5)	(129.6)	(105.7)	(125.2)

Financing activities
New borrowings, net of financing fees	(0.6)	494.0	—	—	—
Proceeds from employee stock option exercises	—	—	0.6	3.6	7.4
Principal payments on long term debt and capital leases	(9.5)	(514.9)	(8.8)	(204.0)	(10.2)
Dividends paid	(7.1)	(6.7)	(6.6)	(6.4)	(6.5)
Net cash used in financing activities	(17.2)	(27.6)	(14.8)	(206.8)	(9.3)
Effect of exchange rate changes on cash and cash equivalents	—	0.1	—	2.0	(0.4)
Increase (decrease) in cash and cash equivalents	94.6	144.5	(39.1)	(42.6)	86.9
Cash and cash equivalents, at beginning of period	426.8	282.3	321.4	364.0	277.1
Cash and cash equivalents, at end of period	£521.4	£426.8	£282.3	£321.4	£364.0

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	£86.2	£121.4	£142.1	£106.1	£85.8

B)                                  GROUP RESIDENTIAL OPERATIONS STATISTICS

(data in 000’s)

	Q3-08	Q2-08	Q1-08	Q4-07	Q3-07
Group RGUs (1)
Opening RGUs	12,037.3	11,895.2	11,690.9	11,418.8	11,232.1
Net RGU adds	185.2	136.8	204.3	272.1	186.7
Data Cleanse (2)	(6.8)	5.3	—	—	—
Data Cleanse (3)	8.7	—	—	—	—
Closing Group RGUs (1)	12,224.4	12,037.3	11,895.2	11,690.9	11,418.8

Group RGUs (1)
Telephone
On-net	4,078.6	4,063.5	4,060.4	4,031.4	3,992.5
Off-net	104.9	107.3	102.4	103.9	90.5
	4,183.5	4,170.8	4,162.8	4,135.3	4,083.0

On-net TV	3,576.5	3,538.8	3,514.9	3,478.1	3,417.0
On-net DTV	3,407.9	3,353.5	3,311.4	3,253.5	3,167.0

Broadband
On-net	3,625.7	3,563.4	3,502.3	3,413.9	3,307.7
Off-net	260.1	272.7	279.5	287.3	282.3
	3,885.8	3,836.1	3,781.8	3,701.2	3,590.0
Mobile
Contract	578.6	491.6	435.7	376.3	328.8

Total RGUs (1)	12,224.4	12,037.3	11,895.2	11,690.9	11,418.8

Net RGU adds (1) & (2)
Telephone
On-net	15.4	3.4	29.0	38.9	(1.3)
Off-net	(2.4)	4.9	(1.5)	13.4	15.0
	13.0	8.3	27.5	52.3	13.7

On-net TV	37.8	24.8	36.8	61.1	20.4
On-net DTV	54.4	42.1	57.9	86.5	41.7

Broadband
On-net	68.7	54.6	88.4	106.2	115.8
Off-net	(12.6)	(6.8)	(7.8)	5.0	7.1
	56.1	47.8	80.6	111.2	122.9
Mobile (1)
Contract	78.3	55.9	59.4	47.5	29.7

Net RGU adds (1)	185.2	136.8	204.3	272.1	186.7

Data Cleanse - Residential Cable Operations (2)	(6.8)	5.3	—	—	—
Data Cleanse - Mobile Operations (3)	8.7	—	—	—	—

Total increase in RGUs in period	187.1	142.1	204.3	272.1	186.7

Notes

(1)	The operating statistics relating to prepay mobile are included within Mobile Operations Statistics, below.
(2)

Data cleanse activity in our Residential Cable Operations with respect to August and September of Q3-08 resulted in a decrease in reported customer numbers of 9,100 and a decrease in reported RGUs of 6,800 comprised of decreases of approximately 6,400 Broadband, 300 Telephone and 100 Television RGUs. Data cleanse activity reported with respect to Q2-08 resulted in a decrease in reported customer numbers of 18,900 and an increase in reported RGUs of 5,300 comprised of an increase of approximately 6,500 Broadband RGUs and decreases of approximately 300 Telephone and 900 Television RGUs. These Q2-08 figures included a 4,600 decrease in reported customer numbers and a 9,200 decrease in reported RGUs relating to data cleanse activity in July 2008. The Net RGU adds above exclude the impact of the data cleanse increases/decreases in order to show the true organic growth or decline.

(3)	Data cleanse activity in our Mobile Operations with respect to Q3-08 resulted in an increase in reported Contract mobile customer numbers as disclosed above.

RESIDENTIAL CABLE OPERATIONS STATISTICS (excluding Off-net and Mobile)

(data in 000’s except percentages, RGU/Customer and ARPU)

	Q3-08	Q2-08	Q1-08	Q4-07	Q3-07
Customers
Opening Customers	4,741.2	4,779.6	4,774.7	4,750.3	4,737.3
Gross customer adds	214.6	167.9	181.4	225.1	256.5
Total Customer disconnections	(206.3)	(187.4)	(176.5)	(200.7)	(243.5)
Net customer adds	8.3	(19.5)	4.9	24.4	13.0
Data Cleanse (1 & 2)	(9.1)	(18.9)	—	—	—
Closing Customers	4,740.4	4,741.2	4,779.6	4,774.7	4,750.3

Monthly customer churn %	1.5%	1.3%	1.2%	1.4%	1.7%

Cable RGUs
Opening Cable RGUs	11,165.7	11,077.6	10,923.4	10,717.2	10,582.3
Net Cable RGU adds	121.9	82.8	154.2	206.2	134.9
Data Cleanse (1)	(6.8)	5.3	—	—	—
Closing Cable RGUs	11,280.8	11,165.7	11,077.6	10,923.4	10,717.2

Net Cable RGU Adds (1)
Telephone	15.4	3.4	29.0	38.9	(1.3)
Television	37.8	24.8	36.8	61.1	20.4
DTV	54.4	42.1	57.9	86.5	41.7
Broadband	68.7	54.6	88.4	106.2	115.8
Total Net Cable RGU Adds	121.9	82.8	154.2	206.2	134.9

Cable Revenue Generating Units (RGUs)
Telephone	4,078.6	4,063.5	4,060.4	4,031.4	3,992.5
Television	3,576.5	3,538.8	3,514.9	3,478.1	3,417.0
DTV	3,407.9	3,353.5	3,311.4	3,253.5	3,167.0
Broadband	3,625.7	3,563.4	3,502.3	3,413.9	3,307.7
Total Cable RGUs	11,280.8	11,165.7	11,077.6	10,923.4	10,717.2

Cable RGU / Customer	2.38	2.36	2.32	2.29	2.26

Bundled Customers
Dual Cable RGU	1,352.1	1,387.6	1,394.9	1,423.3	1,506.0
Triple Cable RGU	2,594.2	2,515.3	2,451.6	2,362.6	2,230.5
Percentage of dual or triple Cable RGUs	83.2%	82.3%	80.5%	79.3%	78.7%
Percentage of triple Cable RGUs	54.7%	53.1%	51.3%	49.5%	47.0%

Cable ARPU (2)	£41.94	£41.63	£41.91	£42.24	£41.55
ARPU calculation:
On-net revenues (millions)	£595.3	£594.8	£601.0	£604.7	£590.5
Average customers	4,731.8	4,762.9	4,780.2	4,771.7	4,737.1

Homes Marketable On-net (3)
Telephone	12,282.7	12,306.6	12,309.0	12,313.8	12,353.5
Television - Total	12,561.9	12,575.4	12,578.1	12,586.8	12,701.5
Television - DTV	11,974.8	11,987.6	11,990.2	11,993.8	12,050.5
Broadband	12,050.3	12,067.9	12,054.7	12,058.2	11,807.0
Total homes	12,561.9	12,575.4	12,578.1	12,586.8	12,701.5
Penetration of Homes Marketable On-net
Telephone	33.2%	33.0%	33.0%	32.7%	32.3%
Television - Total	28.5%	28.1%	27.9%	27.6%	26.9%
Television - DTV	28.5%	28.0%	27.6%	27.1%	26.3%
Broadband	30.1%	29.5%	29.1%	28.3%	28.0%
Total Customer	37.7%	37.7%	38.0%	37.9%	37.4%

Notes

(1)

Data cleanse activity with respect to August and September of Q3-08 resulted in a decrease in reported customer numbers of 9,100 and a decrease in reported RGUs of 6,800, comprised of decreases of approximately 6,400 Broadband, 300 Telephone and 100 Television RGUs. Data cleanse activity reported with respect to Q2-08 resulted in a decrease in reported customer numbers of 18,900 and an increase in reported RGUs of 5,300, comprised of an increase of approximately 6,500 Broadband RGUs and decreases of approximately 300 Telephone and 900 Television RGUs. These Q2-08 figures included a 4,600 decrease in reported customer numbers and a 9,200 decrease in reported RGUs relating to data cleanse activity in July 2008. The Net Cable RGU adds above exclude the impact of the data cleanse increases/decreases in order to show the true organic growth or decline.

(2)

Cable monthly ARPU is calculated on a quarterly basis by dividing total revenue generated from the provision of telephone, television and internet services to customers who are directly connected to our network in that period together with revenue generated from our customers using our virginmedia.com website, exclusive of VAT, by the average number of customers directly connected to our network in that period divided by three.

For the purpose of calculating Cable ARPU, we have spread the data cleanse evenly over the three months of the quarter in which the data cleanse has been reported.
(3)	Homes marketable on-net represents management’s estimate of homes passed by our cable network that are capable of taking our respective products.

CABLE SEGMENT OFF-NET OPERATIONS STATISTICS

(data in 000’s)

	Q3-08	Q2-08	Q1-08	Q4-07	Q3-07
Off-net RGUs
Opening RGUs
Telephone	107.3	102.4	103.9	90.5	75.5
Broadband	272.7	279.5	287.3	282.3	275.2
	380.0	381.9	391.2	372.8	350.7
Net RGU adds
Telephone	(2.4)	4.9	(1.5)	13.4	15.0
Broadband	(12.6)	(6.8)	(7.8)	5.0	7.1
	(15.0)	(1.9)	(9.3)	18.4	22.1
Closing RGUs
Telephone	104.9	107.3	102.4	103.9	90.5
Broadband	260.1	272.7	279.5	287.3	282.3
	365.0	380.0	381.9	391.2	372.8

MOBILE OPERATIONS STATISTICS

(data in 000’s except ARPU)

	Q3-08	Q2-08	Q1-08	Q4-07	Q3-07
Contract Mobile Customers (1)
Opening Contract Mobile Customers	491.6	435.7	376.3	328.8	299.1
Net Contract Mobile Customer adds	78.3	55.9	59.4	47.5	29.7
Data cleanse (2)	8.7	—	—	—	—
	87.0	55.9	59.4	47.5	29.7

Closing Contract Mobile Customers (1)	578.6	491.6	435.7	376.3	328.8

Prepay Mobile Customers (1)
Opening Prepay Mobile Customers	3,797.4	3,987.5	4,115.1	4,102.1	4,115.9

Net Prepay Mobile Customer adds	(117.3)	(190.1)	(97.9)	13.0	(13.8)
Data cleanse (2)	6.8	—	(29.7)	—	—
	(110.5)	(190.1)	(127.6)	13.0	(13.8)

Closing Prepay Mobile Customers (1)	3,686.9	3,797.4	3,987.5	4,115.1	4,102.1

Total Closing Mobile Customers	4,265.5	4,289.0	4,423.2	4,491.4	4,430.9

Mobile monthly ARPU (3)	£10.93	£10.65	£10.06	£10.69	£11.11
ARPU calculation:
Service revenue (millions)	£139.9	£139.3	£134.5	£142.0	£147.3
Average customers	4,267.4	4,359.6	4,457.8	4,429.2	4,417.9

Notes

(1)

Mobile customer information is for active customers. Prepay customers are defined as active customers if they have made an outbound call or text in the preceding 90 days. Contract customers are defined as active customers if they have entered into a contract with Virgin Mobile for a minimum 30-day period and have not been disconnected.

(2)	Data cleanse activity with respect to Q3-08 resulted in an increase in Contract and Prepay mobile customer numbers as disclosed above.
Data cleanse activity with respect to Q1-08 resulted in a decrease in Prepay mobile customers as disclosed above. Previously this data cleanse was shown within Net Prepay Mobile Customer adds.
(3)

Mobile monthly ARPU is calculated on service revenue for the period divided by the average number of active customers (contract and prepay) for the period, divided by three.

For the purpose of calculating Mobile ARPU, we have spread the data cleanse evenly over the three months of the quarter in which the data cleanse has been reported. This has the effect of revising the ARPU previously reported for Q1-08 from £10.04 to £10.06 and the average number of customers previously reported from 4,465,200 to 4,457,800.

C) SEGMENTAL ANALYSIS

(in £ millions) (unaudited)

	Three months ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2008	2008	2008	2007	2007

Revenue
Cable segment
Consumer	611.2	611.0	618.8	623.2	608.4
Business	153.5	156.9	160.8	163.1	160.1
Total	764.7	767.9	779.6	786.3	768.5
Inter segment revenue	(1.0)	(0.8)	(0.7)	(1.4)	(0.8)
	763.7	767.1	778.9	784.9	767.7
Mobile segment
Virgin Mobile	145.5	143.9	139.5	151.6	158.7
Content segment
Virgin Media TV	37.3	34.8	34.7	33.5	33.2
Sit-up	51.0	51.2	55.0	86.8	52.8
Total	88.3	86.0	89.7	120.3	86.0
Inter segment revenue	(6.4)	(6.5)	(6.3)	(6.2)	(6.2)
	81.9	79.5	83.4	114.1	79.8
Total revenue	991.1	990.5	1,001.8	1,050.6	1,006.2

Operating costs (exclusive of depreciation)
Cable segment	281.4	292.3	309.0	292.1	296.1
Mobile segment	89.3	83.0	92.6	100.7	102.2
Content segment	72.3	66.1	65.1	105.0	61.9
Inter segment	(6.4)	(6.5)	(6.3)	(6.2)	(6.2)
	436.6	434.9	460.4	491.6	454.0
Selling, general and administrative expenses
Cable segment	181.6	177.3	168.7	184.7	168.9
Mobile segment	28.1	25.4	29.7	33.1	25.0
Content segment	20.8	20.8	19.5	21.6	17.6
Inter segment	(1.0)	(0.8)	(0.7)	(1.4)	(0.8)
	229.5	222.7	217.2	238.0	210.7
Segment OCF (1)
Cable segment OCF	301.7	298.3	301.9	309.5	303.5
Mobile segment OCF	28.1	35.5	17.2	17.8	31.5
Content segment OCF	(4.8)	(0.9)	5.1	(6.3)	6.5
OCF (Total)	325.0	332.9	324.2	321.0	341.5

Note:

(1)	Segment OCF includes inter segment revenue and costs as applicable. OCF (Total) is a non-GAAP financial measure - see Appendix E.

D)       FIXED ASSET ADDITIONS (ACCRUAL BASIS)

(in £ millions) (unaudited)

	Three months ended
	Sep 30, 2008	Jun 30, 2008	Mar 31, 2008	Dec 31, 2007	Sep 30, 2007

NCTA Fixed Asset Additions
CPE	53.4	50.5	62.5	53.3	49.1
Scaleable infrastructure	42.5	43.4	29.1	33.7	28.4
Commercial	18.6	22.6	18.9	17.1	17.1
Line extensions	0.2	0.1	0.5	0.6	0.1
Upgrade/rebuild	0.7	1.6	0.8	6.4	2.1
Support capital	23.4	25.3	20.3	24.9	25.1
Total NCTA Fixed Asset Additions	138.8	143.5	132.1	136.0	121.9

Non NCTA Fixed Asset Additions	7.8	12.2	5.0	4.3	6.3

Total Fixed Asset Additions (Accrual Basis)	146.6	155.7	137.1	140.3	128.2

Fixed assets acquired under capital leases	(34.2)	(29.6)	(22.7)	(17.9)	(12.7)
Changes in liabilities related to:
Fixed Asset Additions (Accrual Basis)	(5.1)	(17.8)	10.6	(10.2)	22.3

Total Purchase of Fixed Assets and Intangible Assets	107.3	108.3	125.0	112.2	137.8

Comprising:
Purchase of Fixed Assets	107.2	105.4	123.2	104.5	137.7
Purchase of Intangible Assets	0.1	2.9	1.8	7.7	0.1
	107.3	108.3	125.0	112.2	137.8

Note

Virgin Media is not a member of NCTA and is providing this information solely for comparative purposes.

Fixed Asset Additions (Accrual Basis) are from continuing operations. See Appendix E for a discussion of the use of Fixed Asset Additions (Accrual Basis) as a non-GAAP financial measure and the reconciliation of Fixed Asset Additions (Accrual Basis) to GAAP Purchase of Fixed Assets and Purchase of Intangible Assets.

E)       USE OF NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS TO GAAP

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business. We encourage investors to review our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

(i)       Operating income before depreciation, amortization, goodwill impairment and restructuring and other charges (OCF)

Operating income before depreciation, amortization, goodwill impairment and restructuring and other charges, which we refer to as OCF or OCF (Total), is not a financial measure recognised under GAAP. OCF represents our operating revenue before depreciation, amortization, goodwill impairment and restructuring and other charges. Our management, including our chief executive officer, who is our chief operating decision maker, considers OCF as an important indicator of our operational strength and performance. OCF excludes the impact of costs and expenses that do not directly affect our cash flows. Other charges, including restructuring charges, are also excluded from OCF as management believes they are not characteristic of our underlying business operations. OCF is most directly comparable to the GAAP financial measure operating income (loss). Some of the significant limitations associated with the use of OCF as compared to operating income (loss) are that OCF does not consider the amount of required reinvestment in depreciable fixed assets and ignores the impact on our results of operations of items that management believes are not characteristic of our underlying business operations.

We believe OCF is helpful for understanding our performance and assessing our prospects for the future, and that it provides useful supplemental information to investors. In particular, this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to operating income (loss) shown below, provides a more complete understanding of factors and trends affecting our business. Because non-GAAP financial measures are not standardized, it may not be possible to compare OCF with other companies’ non-GAAP financial measures that have the same or similar names.

Reconciliation of operating income before depreciation, amortization, goodwill impairment and restructuring and other charges (OCF) to GAAP operating income (loss)

	Three months ended
(in £ millions) (unaudited)	Sep 30, 2008	Jun 30, 2008	Mar 31, 2008	Dec 31, 2007	Sep 30, 2007
Operating income before depreciation, amortization, goodwill impairment and restructuring and other charges (OCF)	325.0	332.9	324.2	321.0	341.5
Reconciling items
Depreciation and amortization	(280.4)	(301.5)	(324.2)	(315.9)	(303.7)
Goodwill impairment	4.0	(366.2)	—	—	—
Restructuring and other income (charges)	—	1.7	(4.6)	(22.9)	8.9
Operating income (loss)	48.6	(333.1)	(4.6)	(17.8)	46.7

(ii)      Fixed Asset Additions (Accrual Basis)

Our primary measure of expenditures for fixed assets is Fixed Asset Additions (Accrual Basis). Fixed Asset Additions (Accrual Basis) is defined as the purchase of fixed assets and intangible assets as measured on an accrual basis. Our business is underpinned by significant investment in network infrastructure and information technology. Our management therefore considers Fixed Asset Additions (Accrual Basis) an important component in evaluating our liquidity and financial condition since purchases of fixed assets are a necessary component of ongoing operations. Fixed Asset Additions (Accrual Basis) is most directly comparable to the GAAP financial measure purchase of fixed and intangible assets, as reported in the Statement of Cash Flows. The significant limitations associated with the use of Fixed Asset Additions (Accrual Basis) as compared to purchase of fixed assets and purchase of intangible assets is that Fixed Asset Additions (Accrual Basis) excludes timing differences from payments of liabilities, including finance leases, related to purchase of fixed assets and purchase of intangible assets. We exclude these amounts from Fixed Asset Additions (Accrual Basis) because timing differences from payments of liabilities, including the use of finance leases, are more related to the cash management treasury function than to our management of fixed asset purchases for long-term operational performance and liquidity. We compensate for the limitation by separately measuring and forecasting working capital.

Reconciliation of Fixed Asset Additions (Accrual Basis) to GAAP purchase of fixed assets and purchase of intangible assets

	Three months ended
(in £ millions) (unaudited)	Sep 30, 2008	Jun 30, 2008	Mar 31, 2008	Dec 31, 2007	Sep 30, 2007

Fixed Asset Additions (Accrual Basis)	146.6	155.7	137.1	140.3	128.2

Fixed assets acquired under capital leases	(34.2)	(29.6)	(22.7)	(17.9)	(12.7)
Changes in liabilities related to fixed asset additions	(5.1)	(17.8)	10.6	(10.2)	22.3
Total Purchase of Fixed Assets and Intangible Assets	107.3	108.3	125.0	112.2	137.8
Comprising:
Purchase of fixed assets	107.2	105.4	123.2	104.5	137.7
Purchase of intangible assets	0.1	2.9	1.8	7.7	0.1
	107.3	108.3	125.0	112.2	137.8